Exhibit 99.1
DIAMOND FOODS NAMES NEW
CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER
STOCKTON, Calif. (February 12, 2008) – Diamond Foods, Inc. (NASDAQ: DMND), a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products, today announced that effective March 1, 2008, Steven M. Neil has been appointed to the newly created position of Executive Vice President, Chief Financial and Administrative Officer of the company. In this role, Mr. Neil will report to Michael J. Mendes, President and Chief Executive Officer. Mr. Neil has been a member of Diamond’s Board of Directors and has served as chairman of the Audit Committee since July 2005, and will remain on the Board after joining the company.
Mr. Neil brings more than a decade of senior executive experience to Diamond Foods. He most recently served as Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc. (NYSE:COO), a specialty healthcare products manufacturer, which he joined in 2005. Prior to that, he served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. Earlier in his career, Mr. Neil was with Sola International, a marketer of eyeglass lenses.
“We are very pleased to welcome Steve Neil to the Diamond Foods management team,” said CEO Michael Mendes. “Steve brings a broad base of financial expertise as well as the business acumen of a successful executive to Diamond. This strong combination of skills will be an important addition to our management team as we execute our long-term strategy. Based on Steve’s outstanding service to Diamond Foods as a Board member and as chairman of the Audit Committee, I anticipate a smooth and rapid transition to his new role.”
The company’s current Chief Financial Officer, Seth Halio, has departed the company effective February 12, 2008 to pursue other opportunities. During his three-year tenure at Diamond Foods, Mr. Halio assisted the company through its successful initial public offering in July 2005 and established the financial infrastructure needed as a public company. “We want to thank Seth for his contributions to the success of Diamond and wish him well in his future endeavors,” said Mendes.
About Diamond
Diamond is a leading branded food company that specializes in processing, marketing and distributing culinary nuts and snack products under the Diamond(R) and Emerald(R) brands.
Contact Information
Diamond Foods, Inc.
Bob Philipps, 415-445-7426 (Investors)
VP, Treasury & Investor Relations – bphilipps@diamondfoods.com

-or-

Access Communications for Diamond Foods
David Conner, 415-844-6233
Media Relations Director – dconner@accesspr.com or
Corporate Web Site: www.Diamondfoods.com
Consumer Web Sites: www.emeraldnuts.com/ and www.Diamondnuts.com/
SOURCE: Diamond Foods, Inc.

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